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                                                               EXHIBIT 10.20


[QUINTUS LOGO]


April 27, 2000

Paul Bartlett
45 Bear Gultch Drive
Portola Valley, CA 94028

Dear Paul:

Quintus Corporation is pleased to extend this offer of employment to serve as Chief Operating Officer. As we've discussed, you will report directly to me. The areas you will be responsible for include: Worldwide sales, Partners Channel Sales, Engineering, and Customer Support Services.

This offer and your employment with Quintus, should you decide to accept our offer, will commence on April 27, 2000. The other terms and conditions of your employment are as follows.

     1) Compensation. You will be paid a salary of $14,666.67 per month (annualized to $176,000.00), payable in accordance with our standard payroll practices for salaried employees. This salary will be subject to adjustment at the discretion of the Company's Board of Directors in each subsequent calendar year as part of the Board's annual review of employee compensation. If you are terminated within one year of your hire date for reasons other than Cause, you will receive a severance package of 6 months of base salary.

     2) Stock Options. You will be granted an option to purchase 550,000 shares of the Company's Common Stock pursuant to approval by and at the discretion of the Company's Board of Directors. These options will vest in equal monthly installments over the forty-eight months from the date of your employment.

     3) Option Acceleration. (i) in the event of an Involuntary Termination (defined below) of Alan Anderson as CEO and Chairman of the company then Optionee's vested interest shall be increased to one hundred percent (100%) of the Option Shares (unless Optionee becomes Chairman or CEO, in which case there would be no accelerated vesting); and (ii) if there is a change of control in Quintus (as defined in the 1999 Stock Incentive Plan) before Optionee's Service terminates, then Optionee's vested interest shall be increased to one hundred percent (100%) of the Option Shares. In the event of the termination of Optionee's employment for Cause, there will be no accelerated vesting under any circumstances. In no event shall any additional Option Shares vest after Optionee's cessation of Service.

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     DEFINITIONS: "Involuntary Termination" shall mean the termination of service by reason of:

     (a) The involuntary discharge by the Corporation (or the Parent or Subsidiary employing him) for reasons other than Cause; or

     (b) The voluntary resignation following (i) a change in his position with the Corporation (or the Parent or Subsidiary employing him) that materially reduces his level of authority or responsibility, (ii) a reduction in his compensation (including base salary and participation in bonus or incentive programs based on corporate performance) by more than ten percent (10%) or (iii) a relocation of the Corporation's principal executive offices by more than thirty-five (35) miles.

     "Cause" shall mean (i) the unauthorized use or disclosure of the confidential information or trade secrets of the Corporation, which use or disclosure causes material harm to the Corporation, (ii) conviction of, or a plea of "guilty" or "no contest" to, a felony under the laws of the United States or any state thereof, (iii) gross negligence or gross misconduct or (iv) continued failure to perform assigned duties after receiving written notification from the Corporation's Board. The foregoing, however, shall not be deemed an exclusive list of all acts or omissions that the Corporation (or a Parent or Subsidiary) may consider as grounds for the discharge.

     4) Bonus. You will be eligible to receive an annual bonus of $88,000. The bonus will be based on meeting specific objectives in which you and I agree upon. The Board of Directors and/or myself reserves the right to change the bonus plan.

     5) Fringe Benefits. You are entitled to take part in those executive benefits that Quintus maintains generally for its employees and for which you individually qualify. The benefits are effective with your date of hire.

     6) Proprietary Information and Inventions Agreement. You will be required, as a condition to your employment with Quintus, to sign the company's standard Proprietary Information and Inventions Agreement, a copy of it is attached.

     7) Period of Employment. Your employment with Quintus will be "at will", meaning that either you or Quintus will be entitled to terminate your employment at any time for any reason, with or without cause. Any contract representations which may have been made or which may be made to you are superseded by this offer.

     8) Outside Activities. During the period that you render services to the company, you will not engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company, and you will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. The



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Company does recognize that you may participate as a Board member for other companies.

     9) Entire Agreement and Modifications. This letter and all of the exhibits attached contain all of the terms of your employment with Quintus and supersede any other understanding, oral or written, between you and Quintus. Any additions or modifications of these terms would have to be in writing and signed by you and the company's President.

You may indicate your agreement with these terms by signing and dating the enclosed duplicate original of this letter and returning it to me by close of business April 27, 2000. I look forward to working with you in making Quintus a successful and fun company.

I truly believe we are developing one of the best management teams in our industry and I think your expertise will be invaluable as the company develops into a market leader.


Sincerely,


Alan K. Anderson,
President and CEO

Agreed to and accepted by:

Name: /s/ PAUL A. BARTLETT
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Date:         5/3/00
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